Exhibit 3.4

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST

OF

WISE ORIGIN BITCOIN TRUST

THIS Certificate of Amendment to the Certificate of Trust of Wise Origin Bitcoin Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”) pursuant to § 3810(b) of the Act.

1.	Name. The name of the statutory trust amended hereby is Wise Origin Bitcoin Trust.

2.	Amendment to Certificate of Trust. The Trust’s Certificate of Trust is hereby amended by changing the name of the Trust to FIDELITY WISE ORIGIN BITCOIN FUND.

3.	Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 31st day of October     , 2023.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By:
Name:	Gregory Daniels
Title:	Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:59 PM 10/31/2023
FILED 12:59 PM 10/31/2023
SR 20233856343 - File Number 5539359